As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-255408

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel Tel: (+972) (3) 610-3100	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. David A. Huberman, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 28, 2021

Up to 2,881,570 American Depositary Shares

Each Representing 140 Ordinary Shares

SCISPARC LTD.

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 2,881,570 American Depositary Shares, or ADSs, consisting of (i) 916,316 ADSs issuable upon deposit of the Ordinary Shares, no par value, or the Ordinary Shares, (ii) up to 1,728,942 ADSs issuable upon exercise of the Series A Warrants and Series B Warrants to purchase ADSs that remain unexercised, or, collectively, the Outstanding Warrants, and (iii) up to 236,312 ADSs issuable upon the exercise of the pre-funded warrants, or the Pre-Funded Warrants, or together with the Outstanding Warrants, the Warrants.

The selling shareholders are identified in the table commencing on page 9. No ADSs or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the ADSs by the selling shareholders, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. The exercise prices of the Outstanding Warrants are $7.07 per ADS for the Series A Warrants and $10.60 per ADS for the Series B Warrants. The exercise price of the Pre-Funded Warrants is $0.001 per ADS. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the Ordinary Shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

The ADSs, each representing 140 of our Ordinary Shares, evidenced by American Depositary Receipts, or ADRs, are quoted on the OTCQB under the trading symbol “SPRCY.” We have applied to list our ADSs on the Nasdaq Capital Market, or Nasdaq, under the symbol “SPRCY.” Assuming the listing is confirmed, we expect to list our ADSs on Nasdaq following the effective date of this registration statement of which this prospectus forms a part, at which point our ADSs will cease to be traded on the OTCQB. No assurance can be given that our listing application will be approved. On April 27, 2021, the last reported sale price of our ADSs as quoted on the OTCQB was $9.00 per ADS. There is no established market for the Warrants. Quotes of trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, or the SEC, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2021

i

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company,” and “SciSparc” refer to SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.).

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes and incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

On September 17, 2020, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our board of directors. On October 1, 2020, our board of directors resolved that the final ratio for the reverse split will be 20:1, or the Reverse Split. The Reverse Split became effective after the close of business on October 16, 2020. Concurrently with the Reverse Split, we changed the ratio of the ADSs to our Ordinary Shares from each ADS representing 40 Ordinary Shares to each ADS representing 140 Ordinary Shares. This resulted in a reverse split of our ADR program, or the ADS Split. All descriptions of our share capital, including share amounts and per share amounts, and descriptions of the ADSs in this prospectus are presented after giving effect to the Reverse Split and ADS Split, respectively.

ii

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 2,881,570 ADSs consisting of (i) 916,316 ADSs issuable upon deposit of the Ordinary Shares (ii) up to 1,728,942 ADSs issuable upon exercise of the Outstanding Warrants, and (iii) up to 236,312 ADSs issuable upon the exercise of the Pre-Funded Warrants. If necessary, the specific manner in which the ADSs may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

This summary below highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and notes thereto and the other information incorporated by reference herein.

Our Company

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, the Company is currently engaged in the following development programs based on Δ9-tetrahydrocannabinol and/or non-psychoactive cannabidiol and/or other cannabinoid receptor agonists: SCI-110 (formerly THX-110) for the treatment of Tourette syndrome for the treatment of obstructive sleep apnea and for the treatment of Alzheimer’s disease and agitation; SCI-160 (formerly THX-160) for the treatment of pain; and SCI-210 (formerly THX-210) for the treatment of Autism Spectrum Disorder and epilepsy.

Corporate Information

We were incorporated under the laws of the State of Israel on August 23, 2004. Our principal executive office is located at 20 Raul Wallenberg Street, Tower A, Second Floor, Tel Aviv 6971916, Israel. Our telephone number in Israel is: +972 (3) 610-3100. Our website address is http://therapixbio.com (which we expect will soon be replaced by http://www.scisparc.com). The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

Recent Financing

On March 1, 2021, we entered into a definitive agreement, or the Purchase Agreement, with several accredited and institutional investors providing for the issuance of an aggregate of 1,152,628 units, as follows: (a) 916,316 units, at a price of $7.07 per unit, consisting of (i) one ADS, each representing 140 Ordinary Shares, and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units, and (b) 236,312 pre-funded units, at a price of $7.069 per unit, consisting of (i) one Pre-Funded warrant to purchase one ADS and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units. The Pre-Funded Warrants have an exercise price of $0.001 per full ADS and will be exercisable at any time after the date of issuance upon payment of the exercise price. The Series A Warrants have an exercise price of $7.07, subject to adjustments therein. The Series B Warrants have an exercise price equal to $10.60, subject to adjustments therein. The Series A Warrants and the Series B Warrants are exercisable six months from the date of issuance and have a term of exercise equal to five years from the initial exercise date. As of April 27, 2021, there were 1,152,628 Series A Warrants, 576,314 Series B Warrants and 236,312 Pre-Funded Warrants outstanding. Aegis Capital Corp. acted as exclusive placement agent in connection with this offering and received a transaction fee equal to $0.4949 per unit and $0.4949 per pre-funded unit sold at the closing. The offering closed on March 4, 2021 and resulted in gross proceeds to us of approximately $8.15 million.

THE OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 2,881,570 ADSs consisting of (i) 916,316 ADSs issuable upon deposit of the Ordinary Shares (ii) 1,728,942 ADSs issuable upon exercise of the Outstanding Warrants, and (iii) 236,312 ADSs issuable upon the exercise of the Pre-Funded Warrants. The selling shareholders may sell their ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

Ordinary Shares currently outstanding	332,167,131 Ordinary Shares (which number assumes the exercise of 236,312 Pre-Funded Warrants to purchase 236,312 ADSs, representing 33,083,680 Ordinary Shares, currently outstanding with a nominal exercise price of $0.001 per ADS).

Ordinary Shares offered by us	(i) 128,284,240 Ordinary Shares (representing 916,316 ADSs), (ii) up to 242,051,880 Ordinary Shares (representing 1,728,942 ADSs) issuable upon exercise of the Outstanding Warrants and (iii) 33,083,680 Ordinary Shares (representing 236,312 ADSs) issuable upon the exercise of Pre-Funded Warrants.

Ordinary Shares to be outstanding assuming exercise of the Outstanding Warrants	574,219,011 Ordinary Shares (representing 4,101,564 ADSs).

The ADSs	Each ADS represents 140 of our Ordinary Shares. The ADSs may be evidenced by ADRs. The depositary will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the ADSs.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statements that include this prospectus.

The Outstanding Warrants	The exercise prices of the Outstanding Warrants are $7.07 per ADS for the Series A Warrants and or $10.60 per ADS for the Series B Warrants. The Outstanding Warrants are exercisable six months from the date of issuance and have a term of exercise equal to five years from the initial exercise date.

The Pre-Funded Warrants	The exercise price of the Pre-Funded Warrants is $0.001 per ADS.

Use of proceeds

We will not receive any proceeds from the sale of the Ordinary Shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ADSs represented by Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Warrants for working capital. See the section of this prospectus titled “Use of Proceeds.”

Depositary	The Bank of New York Mellon.

Risk factors	You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020, or the 2020 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Trading symbols	Our ADSs are presently quoted on the OTCQB under symbol “SPRCY.” We have applied to have our ADSs listed on Nasdaq under the symbol “SPRCY.”

The number of the ADSs and Ordinary Shares to be outstanding immediately after this offering as shown above is based on 332,167,131 Ordinary Shares outstanding as of April 27, 2021. This number excludes:

●	761,000 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $2.28 per share;

●	1,439,000 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan; and

●	451,983,420 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 3,228,453 ADSs, with exercise prices ranging from $5.02 to $245 per ADS, including Outstanding Warrants to purchase 1,728,942 ADSs issued pursuant to the Purchase Agreement.

Unless otherwise indicated, all information in this prospectus assumes the exercise of 236,312 Pre-Funded Warrants to purchase 236,312 ADSs (representing 33,083,680 Ordinary Shares) currently outstanding with a nominal exercise price of $0.001 per ADS.

RISK FACTORS

Investing in the ADSs involves risks. Before making an investment decision, you should carefully consider the risk factors described below and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in our 2020 Annual Report, which is incorporated by reference in this prospectus. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in Our Securities and this Offering

We cannot assure you that our securities will be listed on, and will remain listed on, Nasdaq.

The ADSs were listed on Nasdaq from March 2017 through July 2020 and have been quoted on the OTCQB since December 2020 as a result of not meeting the shareholders equity requirements of Nasdaq. We have applied to list our ADSs on Nasdaq in connection with this offering. No assurance can be given that our listing application will be approved and that if it is approved, as to when the ADSs may actually begin trading on Nasdaq. Further, if the listing application is approved, no assurance can be given that we will remain eligible to be listed on Nasdaq.

In the event that the ADSs do not actively trade on Nasdaq and instead remain on an inter-dealer, over-the-counter market such as the OTCQB, there could remain a highly illiquid market for the ADSs and you may be unable to dispose of the ADSs at desirable prices or at all.

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Warrants for working capital. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of Warrants. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of Warrants in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in our 2020 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project,” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our ability to advance the development our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our product candidates to treat certain indications;

●	our ability to successfully receive approvals from the U.S. Food and Drug Administration, or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	the overall global economic environment;

●	the impact of COVID-19 and resulting government actions on us;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	the impact of competition and new technologies;

●	changes in our strategy;

●	litigation;

●	our ability to be approved to list our ADSs on Nasdaq and our ongoing ability to remain eligible to list our ADSs on Nasdaq; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2020 Annual Report as well other factors in the 2020 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

Our ADSs, each of which represents one hundred forty of our Ordinary Shares, are quoted on the OTCQB under the symbol “SPRCY.” On July 2, 2020, our ADSs were suspended from Nasdaq due to our failure to meet the shareholders equity requirements of Nasdaq. On September 21, 2020, our ADSs were officially delisted from Nasdaq. We have applied to list our ADSs on Nasdaq in connection with this offering. No assurance can be given that our listing application will be approved and that if it is approved, as to the timing of the listing of the ADSs. Further, if the listing application is approved, no assurance can be given that we will remain eligible to be listed on Nasdaq.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by ADSs will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent the warrants are exercised. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity which will be exercised or in the period in which the Warrants will be exercised.

We currently expect to use the net proceeds from the exercise of the Warrants for working capital. The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from the exercise of Warrants. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020:

●	on an actual basis;

●	a pro forma basis to give effect to the (i) issuance and sale, pursuant to the Purchase Agreement, of 916,316 units at a price of $7.07 per unit and 236,312 pre-funded units at a price of $7.069 per unit; (ii) the assumed exercise of the Pre-Funded Warrants; and (iii) the exercise in February, March and April of warrants issued in a public offering that we completed in November 2020 to purchase 183,220 ADSs, as if the exercise of such securities had occurred on December 31, 2020; and

●	on a pro forma as adjusted basis to give effect to the exercise of the Outstanding Warrants issued pursuant to the Purchase Agreement.

You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2020 Annual Report, incorporated by reference herein.

	As of December 31, 2020 (U.S. dollars in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$1,947	$10,529	$24,787
Total assets	$2,561	$11,143	$25,401
Total liabilities	$1,131	$1,131	$1,131
Shareholders’ equity:
Share capital and premium	$49,040	$53,275	$72,122
Ordinary Shares, no par value: 3,600,000,000 Ordinary Shares authorized (actual, pro forma and pro forma as adjusted); 145,148,593 Ordinary Shares issued and outstanding (actual); 332,167,313 Ordinary Shares outstanding (pro forma); 574,219,011 Ordinary Shares outstanding (pro forma as adjusted)
Reserve for share-based payment transactions	$4,315	$4,315	$4,315
Warrants	$2,207	$6,554	$1,965
Foreign currency translation reserve	$497	$497	$497
Transactions with non-controlling interests	$559	$559	$559
Accumulated loss	$(55,188)	$(55,188)	$(55,188)
Total equity	1,430	10,012	24,270

The above discussion and table are based on 332,167,131 Ordinary Shares outstanding as of April 27, 2021, and excludes, unless indicated otherwise, the following as of such date:

●	761,000 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $2.28 per share;

●	1,439,000 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan; and

●	451,983,420 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 3,228,453 ADSs, with exercise prices ranging from $5.02 to $245 per ADS, including (except as set forth in the Pro Forma As Adjusted column above) Outstanding Warrants to purchase 1,728,942 ADSs issued pursuant to the Purchase Agreement.

DIVIDEND POLICY

We have not paid any cash dividends on our Ordinary Shares since inception. We do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future.

Moreover, the Israeli Companies Law, or Companies law, imposes certain restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

As a result, investors in our ADSs or Ordinary Shares will not be able to benefit from owning these securities unless their market price becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that you will ever be able to resell our securities at a price in excess of the price paid.

SELLING SHAREHOLDERS

The selling shareholders acquired the ADSs being registered for resale pursuant to this prospectus pursuant to the Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part covering the resale of the ADSs sold pursuant to the Purchase Agreement, including upon the exercise of the Warrants. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the ADSs represented by Ordinary Shares for resale from time to time.

Other than the relationships as purchasers under the Purchase Agreement and described herein, to our knowledge, none of the selling shareholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling shareholders has held a position as an officer a director of ours, nor has any selling shareholders had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The ADSs being offered are being registered to permit public secondary trading of such ADSs and each selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. None of the selling shareholders has any family relationships with our officers, other directors or controlling shareholders.

Any selling shareholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ADSs registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholders.

The second column lists the number of Ordinary Shares beneficially owned and the percentage ownership represented by the Ordinary Shares beneficially owned by each of the selling shareholders, based on its ownership of Ordinary Shares, as of April 27, 2021.

The third column lists the total ADSs being offered by this prospectus by the selling shareholders.

The fourth column assumes the sale of all of the ADSs offered by the selling shareholders pursuant to this prospectus and lists the percentage ownership represented by the Ordinary Shares beneficially owned by the selling shareholder assuming the sale of all the ADSs offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)				Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number		Percentage(2)				Number	Percentage(2)
College Trader Co(4)	1,979,600	(5)	*		1,979,600	(5)	-	-
Michel Eduard Wainberg Hait Living Trust(6)	2,475,200	(7)	*		2,475,200	(7)	-	-
District 2 Capital Fund, LP(8)	35,000,000	(9)	4.99	%(3)	35,000,000	(9)	-	-
Bigger Capital Fund LP(10)	77,000,000	(11)	4.99	%(3)	35,000,000	(11)	42,000,000	4.99	%(3)
Rohit Bawa(12)	10,500,000	(13)	3.10%		10,500,000	(13)	-	-
Michael Bozzuto(14)	17,500,000	(15)	4.99	%(3)	17,500,000	(15)	-	-
Michael Janiszewski(16)	2,450,000	(17)	*		2,450,000	(17)	-	-
Tauriga Sciences Inc(18)	4,375,000	(19)	1.31%		4,375,000	(19)	-	-
Brian Vaughn(20)	3,500,000	(21)	1.05%		3,500,000	(21)	-	-
Robert J. Eide Pension Plan(22)	43,477,560	(23)	4.99	%(3)	9,900,800	(23)	33,576,760	4.99	%(3)
Iroquois Capital Investment Group LLC(24)	7,425,600	(25)	2.21%		7,425,600	(25)	-	-
Iroquois Master Fund Ltd.(24)	7,425,600	(26)	2.21%		7,425,600	(26)	-	-
Lexmore Corporation(27)	18,200,000	(28)	4.99	%(3)	14,000,000	(28)	4,200,000	1.25%
Orca Capital GmbH(29)	4,950,400	(30)	1.48%		4,950,400	(30)	-	-
Alan & Elisa Pines(31)	9,900,800	(32)	2.93%		9,900,800	(32)	-	-
Platinum Asset Management(33)	10,500,000	(34)	3.10%		10,500,000	(34)	-	-
Shimon Rosenzweig(35)	2,475,200	(36)	*		2,475,200	(36)	-	-
Aaron Tiram(37)	12,376,000	(38)	3.64%		12,376,000	(38)	-	-
Amir Uziel Economic Consultant Ltd.(39)	4,177,600	(40)	1.25%		1,237,600	(40)	2,940,000	*	%
Lavi Krasney(41)	12,950,000	(42)	4.27%		1,750,000	(42)	11,200,000	3.26%
Ravid Jarbi(43)	1,657,600	(44)	*		1,237,600	(44)	420,000	*
Tamir Eitan(45)	1,237,600	(46)	*		1,237,600	(46)	-	-
Sphera Small Cap Fund LP(47)	31,034,500	(48)	4.99	%(3)	24,752,700	(48)	6,281,800	1.85%
Gidurim VIM(49)	17,640,700	(50)	4.99	%(3)	14,851,900	(50)	2,788,800	*
M.D. Ashalym Capital Markets LP(51)	14,851,900	(52)	4.35%		14,851,900	(52)	-	-
The Phoenix Insurance Company Ltd.(53)	39,604,600	(54)	4.99	%(3)	39,604,600	(54)	-	-
More Provident Funds(55)	39,604,600	(56)	4.99	%(3)	39,604,600	(56)	-	-
Avdinco Ltd.(57)	6,188,700	(58)	1.84%		6,188,700	(58)	-	-
Tamarid Ltd.(59)	6,188,700	(60)	1.84%		6,188,700	(60)	-	-
L.I.A Pure Capital Ltd.(61)	13,328,280	(62)	3.99%		2,475,200	(62)	10,853,080	3.17%
Darel Nechasim Ltd.(63)	9,901,500	(64)	2.93%		9,901,500	(64)	-	-
Joachim Fuchs(65)	7,954,800	(66)	2.36%		4,950,400	(66)	3,004,400	*	%
Menashe Arnon(67)	2,475,200	(68)	*		2,475,200	(68)	-	-
Natan Furman(69)	9,100,000	(70)	2.70%		9,100,000	(70)	-	-
Tzvi Shmuel Eldar(71)	1,995,000	(72)	*		1,575,000	(72)	420,000	*
R.I.L Spirit Management and Investment Ltd.(73)	2,475,200	(74)	*		2,475,200	(74)	-	-
Orocom Strategies Ltd.(75)	9,900,800	(76)	2.93%		9,900,800	(76)	-	-
David Masasa(77)	6,344,800	(78)	1.89%		4,950,400	(78)	1,394,400	*
Moshe Gabriel(79)	2,475,200	(80)	*		2,475,200	(80)	-	-
Barak Rozen(81)	4,950,400	(82)	1.48%		4,950,400	(82)	-	-
Asaf Touchnair(83)	4,950,400	(84)	1.48%		4,950,400	(84)	-	-

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. ADSs subject to warrants currently exercisable, or exercisable within 60 days of April 27, 2021, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

(2)	Applicable percentage of ownership is based on 332,167,131 Ordinary Shares outstanding as of April 27, 2021.

(3)	The amounts and percentages in the table give effect to the 4.99% beneficial ownership limitation set forth in the selling shareholder’s unexercised warrants.

(4)	College Trader Co. beneficially owns 1,979,600 Ordinary Shares. Daniel Feigenbaum is a natural control person of College Trader Co. Mr. Feigenbaum’s contact address is 18851 NE 29th Avenue, Suite 500, Aventura, Florida 33180.

(5)	Consists of 791,840 Ordinary Shares represented by ADSs and 1,187,760 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(6)	Michel Eduard Wainberg Hait Living Trust beneficially owns 2,475,200 Ordinary Shares. Michel Eduard Wainberg Hait is a natural control person of Michel Eduard Wainberg Hait Living Trust. Mr. Hait’s contact address is 18101 Collins Avenue, Apartment 4709, Miami, Florida 33160.

(7)	Consists of 990,080 Ordinary Shares represented by ADSs and 1,485,120 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(8)	District 2 Capital Fund, LP beneficially owns 35,000,000 Ordinary Shares. Michael Bigger is a natural control person of District 2 Capital Fund LP. Mr. Bigger’s contact address is 175 W. Carver Street, Huntington, New York 11743.

(9)	Consists of 21,000,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants and 14,000,000 Ordinary Shares represented by ADSs issuable upon the exercise of Pre-Funded Warrants.

(10)	Bigger Capital Fund, LP beneficially owns 77,000,000 Ordinary Shares. Michael Bigger is a natural control person of Bigger Capital Fund, LP. Mr. Bigger’s contact address is 11434 Glowing Sunset Lane, Las Vegas, Nevada 89135.

(11)	Consists of 14,000,000 Ordinary Shares represented by ADSs, 28,000,000 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us on November 19, 2020, 21,000,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants, and 14,000,000 Ordinary Shares represented by ADSs issuable upon the exercise of Pre-Funded Warrants.

(12)	Rohit Bawa beneficially owns 10,500,000 Ordinary Shares. Mr. Bawa’s contact address is 1125 Maxwell Lane, Hoboken, New Jersey 07030.

(13)	Consists of 4,200,000 Ordinary Shares represented by ADSs and 6,300,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(14)	Michael Bozzuto beneficially owns 17,500,000 Ordinary Shares. Mr. Bozzuto’s contact address is 275 Schoolhouse Road, Cheshire, Connecticut 06410.

(15)	Consists of 7,000,000 Ordinary Shares represented by ADSs and 10,500,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(16)	Michael Janiszewski beneficially owns 2,450,000 Ordinary Shares. Mr. Janiszewski’s contact address is 31 Hillside Road, Woodbury, Connecticut 06410.

(17)	Consists of 980,000 Ordinary Shares represented by ADSs and 1,470,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(18)	Tauriga Sciences, Inc. beneficially owns 4,375,000 Ordinary Shares. Seth Shaw is a natural control person of Tauriga Sciences, Inc. Mr. Shaw’s contact address is 4 Nancy Court, Suite 4, Wappingers Fall, New York 12590.

(19)	Consists of 1,750,000 Ordinary Shares represented by ADSs and 2,625,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(20)	Brian Vaughn beneficially owns 3,500,000 Ordinary Shares. Mr. Vaughn’s contact address is 64 Surrey Lane, Trumball, Connecticut 06611.

(21)	Consists of 1,400,000 Ordinary Shares represented by ADSs and 2,100,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(22)	Robert J. Eide Pension Plan beneficially owns 43,477,560 Ordinary Shares. Robert Eide is a natural control person of Robert J. Eide Pension Plan. Robert Eide is an affiliate of a broker-dealer. Robert J. Eide Pension Plan’s contact address is c/o Aegis Capital Corp., One Broadcast Plaza, Suite 300, Merrick, New York 11566.

(23)	Consists of 15,137,080 Ordinary Shares represented by ADSs, 222,400,000 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 5,940,480 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(24)	Iroquois Capital Investment Group LLC beneficially owns 7,425,600 Ordinary Shares. Iroquois Master Fund Ltd. beneficially owns 7,425,600 Ordinary Shares. Richard Abbe is a natural control person of both Iroquois Capital Investment Group LLC and Iroquois Master Fund Ltd. Mr. Abbe’s contact address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(25)	Consists of 2,970,240 Ordinary Shares represented by ADSs and 4,455,360 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(26)	Consists of 2,970,240 Ordinary Shares represented by ADSs and 4,455,360 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(27)	Lexmore Corporation beneficially owns 18,200,000 Ordinary Shares. Bradley Levin is a natural control person of Lexmore Corporation. Mr. Levin’s contact address is 707 Skokie Boulevard, Suite 100, Northbrook, Illinois 60062.

(28)	Consists of 7,000,000 Ordinary Shares represented by ADSs, 2,800,000 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 8,400,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(29)	Orca Capital GmbH beneficially owns 4,650,400 Ordinary Shares. Thomas Koenig is a natural control person of Orca Capital GmbH. Mr. Koenig’s contact address is Sperl-Ring 2, 85276 Hettenshausen, Germany.

(30)	Consists of 1,980,160 Ordinary Shares represented by ADSs and 2,970,240 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(31)	Alan & Elisa Pines beneficially own 9,900,800 Ordinary Shares. The Pines’ contact address is 16 Mountain Ridge Drive, Livington, New Jersey 07039.

(32)	Consists of 3,960,320 Ordinary Shares represented by ADSs and 5,940,480 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(33)	Platinum Asset Management, Inc. beneficially owns 10,500,000 Ordinary Shares. James Magro is a natural control person of Platinum Asset Management, Inc. Mr. Magro’s contact address is 71 Bevin Road, Northport, New York 11768.

(34)	Consists of 4,200,000 Ordinary Shares represented by ADSs and 6,300,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(35)	Shimon Rosenzweig Trust beneficially owns 2,475,200 Ordinary Shares. Shimon Rosenzweig is a natural control person of the Shimon Rosenzweig Trust. Mr. Rosenzweig’s contact address is 150 East 56th Street, Apartment 10F, New York, New York 10022.

(36)	Consists of 990,080 Ordinary Shares represented by ADSs and 1,485,120 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(37)	Aaron Tiram beneficially owns 12,376,000 Ordinary Shares. Mr. Tiram’s contact address is 17555 Collins Avenue, PH1, Sunny Isle, Florida 33160.

(38)	Consists of 4,950,400 Ordinary Shares represented by ADSs and 7,425,600 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(39)	Amir Uziel Economic Consultant Ltd. beneficially owns 4,177,600 Ordinary Shares. Amir Uziel is a natural control person of Amir Uziel Economic Consultant Ltd. Mr. Uziel’s contact address is 20 Raul Vallenberg Street, Suite 1001, Tel Aviv 6971916, Israel.

(40)	Consists of 2,040,640 Ordinary Shares represented by ADSs, 1,394,400 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 742,560 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(41)	Lavi Krasney beneficially owns 12,950,000 Ordinary Shares. Mr. Krasney’s contact address is 8 Paamoni Street, Tel Aviv, Israel.

(42)	Consists of 11,900,000 Ordinary Shares represented by ADSs and 1,050,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(43)	Ravid Jarbi beneficially owns 1,657,600 Ordinary Shares. Mr. Jarbi’s contact address is Bar Giora 14A, Raanana, Israel.

(44)	Consists of 915,040 Ordinary Shares represented by ADSs and 742,560 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(45)	Tamir Eitan beneficially owns 1,237,600 Ordinary Shares. Mr. Eitan’s contact address is Yafe Nof 3, Givatayim, Israel.

(46)	Consists of 495,040 Ordinary Shares represented by ADSs and 742,560 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(47)	Sphera Small Cap Fund LP beneficially owns 31,034,500 Ordinary Shares. Ron Senator is a natural control person of Sphera Small Cap Fund LP. Mr. Senator’s contact address is 21 Ha’arba’ah Street, Tel Aviv 6473921, Israel.

(48)	Consists of 11,992,680 Ordinary Shares represented by ADSs, 4,183,200 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 14,858,620 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(49)	Gidurim VIM beneficially owns 17,640,700 Ordinary Shares. Ran Landau is the contact person for Gidurim VIM. Mr. Landau’s contact address is Yalo Rozalin 13, Rishon Letzion, Israel.

(50)	Consists of 8,729,560 Ordinary Shares represented by ADSs and 8,911,140 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(51)	M.D. Ashalym Capital Markets LP beneficially owns 14,851,900 Ordinary Shares. Shay Azoulay is the contact person for M.D. Ashalym Capital Markets LP. Mr. Azoulay’s contact address is Sheset Hayamim 30, Bney Brak, Israel.

(52)	Consists of 5,940,760 Ordinary Shares represented by ADSs and 8,911,140 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(53)	The Phoenix Insurance Company Ltd. beneficially owns 39,604,600 Ordinary Shares. The Phoenix Insurance Company Ltd.’s contact address is 53 Hashalom Road, Givatayim 5345433, Israel.

(54)	Consists of 13,300,000 Ordinary Shares represented by ADSs, 23,762,760 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants, and 2,475,480 Ordinary Shares represented by ADSs issuable upon the exercise of Pre-Funded Warrants.

(55)	More Provident Funds beneficially owns 39,604,600 Ordinary Shares. Rotem Ben Shimon is a contact person for More Provident Funds. Mr. Shimon’s contact address is 2, Ben Gurion Street, Ramat Gan 52573344, Israel.

(56)	Consists of 13,300,000 Ordinary Shares represented by ADSs, 23,762,760 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants, and 2,475,480 Ordinary Shares represented by ADSs issuable upon the exercise of Pre-Funded Warrants.

(57)	Avdinco Ltd. beneficially owns 6,188,700 Ordinary Shares. Daniella Cohen Salomy and Ronnit Cohen Likvornik are the natural control persons of Avdinco Ltd. Mali Sagie is the contact person for Avdinco Ltd. Ms. Sagie’s contact address is 2 Kaufamn Street, Tel Aviv 6801294, Israel.

(58)	Consists of 2,475,480 Ordinary Shares represented by ADSs and 3,713,220 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(59)	Tamarid Ltd. beneficially owns 6,188,700 Ordinary Shares. Nurit Cohen and Mali Sagie are the natural control persons of Tamaarid Ltd. Ms. Sagie’s contact address is 2 Kaufamn Street, Tel Aviv 6801294, Israel.

(60)	Consists of 2,475,480 Ordinary Shares represented by ADSs and 3,713,220 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(61)	L.I.A Pure Capital Ltd. beneficially owns 13,328,280 Ordinary Shares. L.I.A. Pure Capital Ltd. previously held over 5% of the company’s outstanding Ordinary Shares. In December 2020, we entered into a consultant agreement with Kfir Silberman of L.I.A Pure Capital Ltd. L.I.A Pure Capital Ltd.’s contact address is 20 Raoul Wallenberg, Tel Aviv, Israel.

(62)	Consists of 11,843,160 Ordinary Shares represented by ADSs and 1,485,120 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(63)	Darel Nechasim Ltd. beneficially owns 9,901,500 Ordinary Shares. Itay Cohen and Daniel Peleg are the natural control persons of Darel Nechasim Ltd. Mr. Cohen’s contact address is 52 Begin Road, Tel Aviv 67137 Israel.

(64)	Consists of 3,960,600 Ordinary Shares represented by ADSs and 5,940,900 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(65)	Joachim Fuchs beneficially owns 7,954,800 Ordinary Shares. Mr. Fuchs’ contact address is 67 Hazorea, Kfar Shmaryahu, Israel.

(66)	Consists of 3,590,160 Ordinary Shares represented by ADSs, 1,394,400 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 2,970,240 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(67)	Menashe Arnon beneficially owns 2,475,200 Ordinary Shares. Mr. Arnon’s contact address is 14 Weinberg, Kfar Saba, Israel.

(68)	Consists of 990,080 Ordinary Shares represented by ADSs and 1,485,120 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(69)	Natan Furman beneficially owns 9,100,000 Ordinary Shares. Mr. Furman’s contact address is Pinchase Rozen 15, Haifa 34784, Israel.

(70)	Consists of 3,640,000 Ordinary Shares represented by ADSs and 5,460,480 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(71)	Tzvi Shmuel Eldar beneficially owns 1,995,000 Ordinary Shares. Mr. Eldar’s contact address is 1 Coral Street, Modi’in Maccabim Reut, Israel.

(72)	Consists of 1,050,000 Ordinary Shares represented by ADSs and 945,000 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(73)	R.I.L Spirit Management and Investment Ltd. beneficially owns 2,475,200 Ordinary Shares. Eitan Salman is a natural control person of R.I.L Spirit Management and Investment Ltd. Mr. Salman’s contact address is Biluya Maoz 4, Tel Aviv, Israel.

(74)	Consists of 990,080 Ordinary Shares represented by ADSs and 1,485,120 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(75)	Orocom Strategies Ltd. beneficially owns 9,900,800 Ordinary Shares. Ajon Lipnik is the contact person for Orocom Strategies Ltd. Mr. Lipnik’s contact address is Ha’ad Ha’am 9, Tel Aviv, Israel.

(76)	Consists of 3,960,320 Ordinary Shares represented by ADSs and 5,940,480 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(77)	David Masasa beneficially owns 6,344,800 Ordinary Shares. Mr. Masasa’s contact address is Mohash 17, Tel Aviv, Israel.

(78)	Consists of 1,980,160 Ordinary Shares represented by ADSs, 1,394,400 Ordinary Shares represented by ADSs issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 2,970,240 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(79)	Moshe Gabriel beneficially owns 2,475,200 Ordinary Shares. Mr. Gabriel’s contact address is Hasharon Road 49, Hod Hasharon 45324, Israel.

(80)	Consists of 990,080 Ordinary Shares represented by ADSs and 1,485,120 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(81)	Barak Rozen beneficially owns 4,950,400 Ordinary Shares. Mr. Rozen’s contact address is Ha-Menofim Street 2, Herzliya, Israel.

(82)	Consists of 1,980,160 Ordinary Shares represented by ADSs and 2,970,240 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

(83)	Asaf Touchnair beneficially owns 4,950,400 Ordinary Shares. Mr. Touchnair’s contact address is Ha-Menofim Street 2, Herzliya, Israel.

(84)	Consists of 1,980,160 Ordinary Shares represented by ADSs and 2,970,240 Ordinary Shares represented by ADSs issuable upon the exercise of Outstanding Warrants.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association are summaries and do not purport to be complete.

Ordinary Shares

As of April 27, 2021, our authorized share capital consisted of 3,600,000,000 of our Ordinary Shares, of which 332,167,131 Ordinary Shares were issued and outstanding (which number assumes the exercise of 236,312 Pre-Funded Warrants to purchase 236,312 ADSs, representing 33,083,680 Ordinary Shares, currently outstanding with a nominal exercise price of $0.001 per ADS). All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of April 27, 2021, an additional 761,000 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares. The exercise price of the options outstanding ranges between $1.50 and $6.40 per share.

As of April 27, 2021, an additional 460,360,972 of our Ordinary Shares were issuable upon the exercise of warrants to purchase 3,288,293 ADSs, including the Outstanding Warrants. The exercise price of the warrants outstanding ranges between $5.02 and $245 per share.

As of April 27, 2021, an additional 33,083,680 of our Ordinary Shares were issuable upon the exercise of pre-funded warrants to purchase 236,312 ADSs, all of which were vested as of such date. The exercise price of such pre-funded warrants is $0.001 per ADS.

On September 17, 2020, our shareholders approved the Reverse Split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our board of directors. On October 1, 2020, our board of directors resolved that the final ratio for the Reverse Split will be 20:1. The Reverse Split became effective after the close of business on October 16, 2020. Concurrently with the Reverse Split, we changed the ratio of the ADSs to our Ordinary Shares from each ADS representing 40 Ordinary Shares to each ADS representing 140 Ordinary Shares. This resulted in a reverse split on our ADR program.

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-358165-2. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Preemptive Rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to Further Capital Calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of Directors

Under our articles of association, our board of directors must consist of at least three (3) and not more than eight (8) directors, including two external directors appointed as required under the Israeli Companies Law, or the Companies Law. Other than our external directors, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated articles of association.

Further, our shareholders approved an approval mechanism similar to a mechanism that exists in the Delaware Generate Corporate Law, which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving Directors is lower than their minimal one, the board of directors shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its power and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting.

Voting Rights

Voting Rights

All our Ordinary Shares have identical voting and other rights in all respects.

Quorum Requirements

Pursuant to our articles of association, holders of our Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders, present in person or by proxy, holding at least fifteen percent (15%) of the voting rights of the Company. A meeting adjourned for lack of a quorum will be adjourned for one day at the same time and place, or to such other day, time or place if such is stated in the notice of the meeting. At the reconvened meeting, if a quorum is not present within an half an hour, any number of shareholders present in person or by proxy will constitute a lawful quorum.

Vote Requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of a Controlling Shareholder” in our 2020 Annual Report. Certain transactions with respect to remuneration of our office holders and directors require further approvals described under “Item 6. Directors, Senior Management and Employees—C. Board Practices— Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of an Office Holder” in our 2020 Annual Report. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of the majority of the shareholders voting their shares, other than abstainees, holding at least 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Alternatively, such an acquisition may be approved pursuant to a private placement approved by the company’s shareholders with the purpose of approving the acquisition of 25% or more, or 45% or more of the company’s voting rights. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Fiduciary duties and approval of specified related party transactions and compensation under Israeli law—Disclosure of personal interests of a controlling shareholder and approval of transactions)” in our 2020 Annual Report.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing Powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by a certain organ of the Company, including the power to borrow money for company purposes.

Changes in Our Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF THE ADSs

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents 140 Ordinary Shares deposited with Bank Hapoalim, as custodian for the depositary in Tel Aviv. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depository are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Ordinary Shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed shares (or ADSs representing those Ordinary Shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Ordinary Shares, new ADSs representing the new Ordinary Shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our Articles of Association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Ordinary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing Ordinary Shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$0.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been Ordinary Shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders.

$0.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of Ordinary Shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or Ordinary Shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the Ordinary Shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 30 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Ordinary Shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Ordinary Shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Ordinary Shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of Ordinary Shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the Ordinary Shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

RESEARCH GRANTS

Our research and development efforts mainly with respect to our past activities (with respect to immunotherapy programs such as the Anti-CD3) were financed in part through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of December 31, 2020, we had received the aggregate amount of approximately $1.1 million from the IIA for the development of these programs, which have since been sold. With respect to such grants, we are committed to pay royalties of up to an aggregate amount of approximately $1.1 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. We are further required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. In addition, any change of control and any change of ownership of our Ordinary Shares that would make a non-Israel citizen or resident an “interested party” as defined in the Research Law requires prior written notice from the IIA. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer of such know-how inside or outside of Israel, and the transfer outside of Israel of manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. None of our current projects in the field of cannabinoid therapeutics are supported by the IIA, yet if eligible, we might apply for such support in the future.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market on which the ADSs are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the later of (i) the one-year anniversary of the completion of the sale of the ADSs and Warrants pursuant to the Purchase Agreement or (ii) until such time as the Warrants have been exercised in full. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs or Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADS by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the ADSs and the ADSs issuable upon exercise of the Warrants. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$2,750.82
Printer fees	$2,000
Legal fees and expenses	$10,000
Miscellaneous fees	$1,500
Total	$16,250.82

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in SciSparc Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2020, have been audited by Kost Forer Gabbay& Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at http://therapixbio.com (which we expect will soon be replaced by http://www.scisparc.com). Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2020, filed on March 30, 2021 (File No. 001-38041); and

●	the description of our Ordinary Shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041).

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel, Tel: +972-(3) 610-3100.

Up to 2,881,570 American Depositary Shares

Each Representing 140 Ordinary Shares

SCISPARC LTD.

 PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since November 2017, which were not registered under the Securities Act. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation D or Regulation S under the Securities Act.

On September 17, 2020, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our Board of Directors. On October 1, 2020, our Board of Directors resolved that the final ratio for the reverse split will be 20:1, or the Reverse Split. The Reverse Split became effective after the close of business on October 16, 2020. All descriptions of our share capital herein, including share amounts and per share amounts, are presented after giving effect to the Reverse Split.

On November 23, 2018, we issued to YA II PN Ltd., or YA II PN, $1.5 million of convertible debentures, and an additional 131 ADSs as a commitment fee. The outstanding principal, together with accrued and unpaid interest, was convertible, at the option of the YA II PN, into ADSs at 95% of the lowest daily volume weighted average price during the five consecutive trading days, immediately preceding the conversion date. The debentures were converted into an aggregate of 8,150 ADSs.

On March 19, 2020, we entered into a securities purchase agreement with respect to a private placement of convertible notes in the aggregate amount of $220,000, warrants to purchase up to 4,490 ADSs, and 571 ADSs. The private placement closed on April 6, 2020.

On May 15, 2020, in connection with a joint venture transaction, we issued a warrant to purchase $340,000 of ADSs representing our Ordinary Shares. Pursuant to the terms of the Warrant, the exercise price per ADS is equal to the closing price of the ADSs on the trading day on which the notice of exercise was actually received by us, and shall be paid by transferring to the Company a duly executed share transfer deed for 9,577 ordinary shares of Evero Health Ltd. The Warrant will be exercisable for 12 months starting from the 12-month anniversary of the issuance date.

On March 4, 2021, we issued an aggregate of 1,152,628 units, as follows: (a) 916,316 units at an offering price of $7.07 per unit, consisting of 1 ADS, a Series A Warrant to purchase an equal number of Units purchased and a Series B Warrant to purchase half the number of Units and (b) 236,312 pre-funded units at a price of $7.069 per unit, consisting of 1 pre-funded warrant to purchase one ADS, a Series A Warrant to purchase an equal number of Units purchased and a Series B Warrant to purchase half the number of units.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit	Description
3.1	Amended and Restated Articles of Association of SciSparc Ltd. (unofficial English translation from Hebrew original) (filed as Annex A to Exhibit 99.1 to a Form 6-K (File No. 001-38041) as filed on January 25, 2021 and incorporated herein by reference).

4.1	Amended and Restated Deposit Agreement dated March 21, 2017 (filed as Exhibit 4.2 to our Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on August 29, 2019, and incorporated herein by reference).

4.2	Specimen American Depositary Receipt (included in Exhibit 4.1).

4.3	Form of Series A Warrant, (filed as Exhibit 99.5 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

4.4	Form of Series B Warrant, (filed as Exhibit 99.6 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

4.5	Form of Pre-Funded Warrant, (filed as Exhibit 99.4 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices, Israeli legal counsel to the Registrant.

10. 1^	License Agreement dated May 20, 2015, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on December 6, 2016, and incorporated herein by reference).

10.2^^	License Agreement dated July 29, 2018, by and between the Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. (filed as Exhibit 4.2 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 15, 2019, and incorporated herein by reference).

10.3	Israeli Share Option Plan (2015) (filed as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference).

10.4	Form of Indemnification Agreement (filed as Exhibit 4.12 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017, and incorporated herein by reference).

10.5	Form of Exculpation Agreement (filed as Exhibit 4.5 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 20, 2021, and incorporated herein by reference).

10.6	First Amendment to License Agreement dated as of August 19, 2015, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.8 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on June 15, 2020, and incorporated herein by reference).

10.7	Second Amendment to License Agreement dated as of September 17, 2017, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.16 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 30, 2018, and is incorporated herein by reference).

10.8	Third Amendment to License Agreement dated as of July 14, 2019, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.9 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on June 15, 2020, and incorporated herein by reference).

10.9	Amended Compensation Policy approved by the Company’s shareholders on March 1, 2021 (filed as Exhibit 4.8 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 20, 2021, and incorporated herein by reference).

10.10	Form of Securities Purchase Agreement (filed as Exhibit 99.2 Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

10.11	Share Transfer Agreement, by and among Capital Point Ltd., Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020 (filed as Exhibit 99.1 to Form 6-K as filed with the Securities and Exchange Commission on May 19, 2020, and incorporated herein by reference).

10.12

Asset Purchase Agreement, by and between Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020 (filed as Exhibit 99.2 to Form 6-K as filed with the Securities and Exchange Commission on May 17, 2020, and incorporated herein by reference).

10.13	Warrant Agent Agreement, dated November 23, 2020 (filed as Exhibit 4.1 to Form 6-K as filed with the Securities and Exchange Commission on November 24, 2020, and incorporated herein by reference).

10.14	Form of Securities Purchase Agreement (filed as Exhibit 4.3 to Form 6-K as filed with the Securities and Exchange Commission on November 24, 2020, and incorporated herein by reference).

10.15	Placement Agency Agreement (filed as Exhibit 99.3 Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

23.1**	Consent of Kost, Forer, Gabbay & Kasierer, a member of EY Global.

23.2*	Consent of Meitar | Law Offices, Israeli legal counsel to the Registrant (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

**	Filed herewith.

^	Confidential treatment was granted with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.

^^	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to SciSparc if publicly disclosed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on April 28, 2021.

SCISPARC LTD.

By:	/s/ Amitay Weiss
Amitay Weiss
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amitay Weiss	Chief Executive Officer	April 28, 2021
Amitay Weiss	(Principal Executive Officer) and Director

/s/ Oz Adler	Chief Financial Officer	April 28, 2021
Oz Adler	(Principal Financial and Accounting Officer)

/s/ *	Director	April 28, 2021
Amnon Ben Shay

/s/ *	Director	April 28, 2021
Alon Dayan

/s/ *	Director	April 28, 2021
Moshe Revach

/s/ *	Director	April 28, 2021
Itschak Shrem

/s/ *	Director	April 28, 2021
Liat Sidi

/s/ *	Director	April 28, 2021
Lior Vider

*By:	/s/ Amitay Weiss
Amitay Weiss
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on April 28, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director